13 MAY 17 PM 2:30
SECRETARY OF STATE
TALLAHASSEE FLORIDA

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
VOIS INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being a Director and the Chief Executive Officer of VOIS Inc. (hereinafter the "Corporation"), a Florida corporation, does hereby certify as follows:

FIRST: The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on March 18, 2009 (Document No. P09000025213), and Amendments with the Secretary of State on June 18, 2009, July 2, 2009, October 29, 2009, November 3, 2010 and November 23, 2010 (collectively the "Articles of Incorporation").

SECOND: This amendment to the Articles of Incorporation was approved and adopted on May 3, 2013, by all of the Directors of the Corporation and on May 3, 2013 by shareholders owning a majority of the Corporation's common stock. To effect the foregoing, the text of Article IV of the Articles of Incorporation is hereby deleted and replaced in its entirety as follows:

"ARTICLE IV
CAPITAL STOCK

A. The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be Three Billion Ten Million (3,010,000,000) shares, of which:

(i) Ten Million (10,000,000) shares shall be designated Preferred Stock, $0.001 par value. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

(ii) Three Billion (~~100,000,000~~ 3,000,000,000) shares shall be designated Common Stock, $0.001 par value. Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders and shall be eligible for dividends when, and if, declared by the Board of Directors;

THIRD: The foregoing amendments were adopted by all of the Directors and the holders of a majority of the Common Stock of the Corporation pursuant to the Florida Business Corporation Act on May 2, 2013. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 13th day of May, 2013.

VOIS INC.

By: ______________________